Exhibit 99.1
LCA-Vision Reports 26% Revenue Growth and 13% EPS Growth for the Quarter and 34%
Revenue Growth and 22% EPS Growth for the Year
Company Expects 2007 EPS of $2.05 to $2.15 and Revenue Growth of 20% to 25%
Cincinnati, February 12, 2007 — LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today announced fourth quarter and full-year financial and operational results for the period ended December 31, 2006.
Fourth Quarter Financial & Operational Highlights
▪	Revenues grew 26% to approximately $58.8 million from approximately $46.8 million.

▪	Procedure volume increased 23% to 42,049 from 34,225.

▪	Same-store revenues grew 10%.

▪	Net income increased 8% to approximately $7.1 million from approximately $6.6 million.

▪	Earnings per share increased 13% to $0.34 from $0.30.

▪	Increased the quarterly dividend by 50% to $0.18 per share from $0.12 per share.

▪	Completed one million share repurchase plan and announced a new $50 million share repurchase plan.

▪	Successfully opened two new LasikPlus vision centers in Lexington, Kentucky and Lincoln Park, Illinois.
Full-Year Financial & Operational Highlights
▪	Revenues grew 34% to approximately $256.9 million from approximately $192.4 million.

▪	Procedure volume increased 30% to 185,268 from 142,000.

▪	Same-store revenue growth averaged 18%.

▪	Net income increased 21% to approximately $38.3 million from approximately $31.7 million.

▪	Earnings per share increased 22% to $1.80 from $1.47.

▪	Successfully opened 10 new LasikPlus vision centers.
Steven C. Straus, LCA-Vision’s Chief Executive Officer, commented, “We are pleased to report another year of strong growth for LCA-Vision and LasikPlus. 2006 marks our fourth consecutive year of growth in excess of 30% in revenues, procedure volume and operating income. Our results reflect market share gains in both new and existing markets as well as our continued ability to consistently outperform the industry. We are also pleased with our fourth quarter results. We have operated in a market that has been flat-to-down for the past five quarters, and despite those odds, delivered 13% growth in earnings per diluted share, revenue growth of 26%, and a 23% increase in procedure volume. Growth in same-store revenues accelerated to 10% in the fourth quarter from 6% in the third quarter reflecting growth in word-of-mouth referrals and positive response to some of our new marketing initiatives. Based on industry sources, we believe that our market share in the U.S. grew to an estimated 15% in 2006’s fourth quarter from about 12% in 2005’s fourth quarter. Since we only operate in 46 U.S. markets, we believe that our market share is well over 30% in most of the markets we serve.”
Mr. Straus continued, “In addition to solid financial results, 2006 marked the successful opening of 10 LasikPlus vision centers, and a few weeks ago, we announced the opening of our 60th vision center in Westbury, New York. The positive demand for laser vision correction procedures at our new vision centers continues to exceed our expectations. Our continued investment in growing our center base further strengthens our operations and provides significant opportunity for future growth.”
“We are enthused about the growth potential for LCA-Vision/LasikPlus in 2007 and beyond,” added Mr. Straus. “We operate in a highly fragmented market and our industry is still in its infancy here in the U.S. with only about 9% of the 60 million people eligible for the laser vision correction procedure treated to-date. The LasikPlus brand is built on high employee and patient satisfaction and superior shareholder returns. Our growth over the past several years reflects the strength of our people and our operations; and as the industry leader, we believe that we are in a strong position to capitalize on this huge market potential.”

Revenues & Operating Income
Revenues grew 26% to approximately $58.8 million in 2006’s fourth quarter from approximately $46.8 million in 2005’s fourth quarter. Fourth quarter 2006 same-store revenues at vision centers located in the Untied States increased 10% over the fourth quarter of 2005. The same-store revenue count includes 49 vision centers. Procedure volume increased 23% in 2006’s fourth quarter to 42,049 from 34,225 procedures performed in 2005’s fourth quarter. Operating income increased 8% to approximately $9.3 million in 2006’s fourth quarter compared with approximately $8.6 million in 2005’s fourth quarter.
Revenues grew 34% to approximately $256.9 million in 2006 from approximately $192.4 million in 2005. Same-store revenues averaged 18% over the four quarters of 2006. Procedure volume increased 30% in 2006 to 185,268 from 142,000 procedures performed in 2005. Operating income increased 16% in 2006 to approximately $57.0 million from approximately $48.9 million in 2005.
Net Income & Earnings Per Share
Fourth quarter 2006 earnings per diluted share increased 13% to $0.34 from $0.30 in the fourth quarter of 2005. Fourth quarter 2006 net income increased 8% to approximately $7.1 million from approximately $6.6 million in the fourth quarter of 2005.
Full year 2006 earnings per diluted share increased 22% to $1.80 from $1.47 in 2005. Full-year 2006 net income increased 21% to approximately $38.3 million from approximately $31.7 million in 2005.
Impact of SFAS 123 (R)
The company adopted SFAS 123 (R) using the modified prospective basis effective January 1, 2006. Prior periods were not restated. If SFAS 123 (R) had been adopted January 1, 2005, fourth quarter 2005 net income and earnings per diluted share would have been approximately $5.8 million and $0.27 respectively, and full-year 2005 net income and earnings per diluted share would have been approximately $29.0 million and $1.35, respectively. Management believes that disclosing the effect of adopting SFAS 123 (R) on 2005 results is meaningful, as it allows for comparison of 2006 and 2005 results on a consistent basis.
Cash Position
Net cash provided by operating activities increased 30% in 2006 to approximately $53.5 million from approximately $41.1 million in 2005. Cash and short-term investments totaled approximately $98.1 million at December 31, 2006.
Share Repurchase
In November 2006, LCA-Vision announced the completion of the share repurchase plan that the board of directors approved in May 2005. Under that plan, the company repurchased one million shares of its common stock at an average price of $38.52 for a total cost of approximately $38.5 million. Also in November 2006, the company announced that the board of directors authorized a new share repurchase plan under which the company was authorized to purchase up to $50 million of its common stock. Through December 31, 2006, the company had repurchased 442,400 shares of its common stock at an average price of $35.06 for a total cost of approximately $15.5 million. The company has repurchased under multiple share repurchase programs over 20% of all shares ever issued.
Outlook
LCA-Vision currently expects earnings per diluted share for the full-year of 2007 to be in the range of $2.05 to $2.15 with revenue growth between 20% and 25%. As previously disclosed, the company expects to open 12 to 15 new vision centers throughout 2007. In the first half of 2007, center openings will focus on new markets. After evaluating the results of the additional locations opened last year in Houston, Minneapolis, and Chicago, the company will consider additional locations in existing markets.

“For the first quarter of 2007, we expect marketing spend to be approximately $17.5 million,” said Mr. Straus. “We will continue to seek more effective and efficient methods of patient acquisition. We remain committed to growing our industry-leading position in both new and existing markets.”
Conference Call & Webcast
A conference call and webcast will be held today, Monday, February 12, 2007 at 10:00 a.m. ET. To access the conference call, dial 866-322-1352 (within the United States and Canada), or 706-758-1564 (international callers). To access the replay, dial 800-642-1687 (within the United States and Canada), or 706-645-9291 (international callers) and enter the conference ID number: 727 02 05. The webcast and presentation will be available at the investor relations section of LCA-Vision’s website.
Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. Forward-looking statements in this release, including statements regarding our belief that revenues and earnings will exhibit healthy year-over-year growth for fiscal 2007, among others, are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; market acceptance of our services; the successful execution of marketing strategies to cost effectively drive patients to our vision centers, which recent results would indicate are no longer as effective as they have been in prior periods; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; operational and management instability, which we have recently experienced including at the executive management level; regulatory action against us or others in the laser vision correction industry; and the relatively high fixed cost structure of our business. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our Forms 10-K and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events, or circumstances, or otherwise.
About LCA-Vision Inc./LasikPlus
LCA-Vision Inc. is a leading provider of laser vision correction services under the LasikPlus brand. We own and operate 60 LasikPlus fixed-site laser vision correction centers in the United States and participate in a joint venture in Canada. LasikPlus vision centers are located in 46 markets in 28 states. Additional information is available at our corporate websites: www.lca-vision.com and www.lasikplus.com. It’s Not Just LASIK. It’s LasikPlus!
For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com

LCA-Vision Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues — Laser refractive surgery	$58,776	$46,785	$256,927	$192,397

Operating costs and expenses
Medical professional and license fees	9,838	8,158	44,754	35,051
Direct costs of services	19,598	14,979	77,612	54,952
General and administrative expenses	5,458	4,150	21,156	14,021
Marketing and advertising	12,308	9,015	47,971	31,813
Depreciation and amortization	2,260	1,857	8,453	7,636

Operating income	9,314	8,626	56,981	48,924

Equity in earnings from unconsolidated businesses	242	83	746	328
Net investment income	1,801	1,549	6,170	3,929
Other income	(7)	18	(15)	(397)

Income before taxes on income	11,350	10,276	63,882	52,784

Income tax expense	4,268	3,708	25,586	21,131

Net income	$7,082	$6,568	$38,296	$31,653

Income per common share
Basic	$0.35	$0.32	$1.85	$1.54
Diluted	$0.34	$0.30	$1.80	$1.47

Dividends declared per share	$0.18	$0.12	$0.54	$0.36

Weighted average shares outstanding
Basic	20,335	20,717	20,694	20,500
Diluted	20,629	21,596	21,235	21,492

LCA-Vision Inc.
Consolidated Balance Sheets
(Dollars in thousands except per share data)

	At December 31,
	2006	2005
Assets
Current assets
Cash and cash equivalents	$27,251	$110,531
Short-term investments	70,801	—
Accounts receivable, net of allowance for doubtful accounts of $2,310 and $2,641	12,160	10,520
Receivables from vendors	3,310	3,207
Prepaid expenses and other	6,414	4,031
Prepaid income taxes	1,667	2,875
Deferred tax assets	3,022	3,542

Total current assets	124,625	134,706

Property and equipment	77,323	63,026
Accumulated depreciation and amortization	(46,399)	(38,342)

Property and equipment, net	30,924	24,684

Accounts receivable, net of allowance for doubtful accounts of $532 and $504	2,174	1,132
Deferred compensation plan assets	4,090	2,569
Investment in unconsolidated businesses	904	158
Deferred tax assets	2,775	2,064
Other assets	1,495	1,539

Total assets	$166,987	$166,852

Liabilities and stockholders’ investment
Current liabilities
Accounts payable	$5,264	$3,800
Accrued liabilities and other	9,111	8,910
Debt maturing in one year	3,360	2,122

Total current liabilities	17,735	14,832

Capital lease obligations	2,431	1,434
Deferred compensation liability	4,136	2,569
Insurance reserve	6,163	3,840
Minority equity interest	47	41

Stockholders’ investment
Common stock ($.001 par value; 24,814,542 and 24,368,992 shares and 19,821,348 and 20,768,198 shares issued and outstanding, respectively)	25	24
Contributed capital	162,245	145,262
Common stock in treasury, at cost (4,993,194 shares and 3,600,794 shares)	(69,487)	(17,671)
Retained earnings	43,679	16,514
Accumulated other comprehensive income	13	7

Total stockholders’ investment	136,475	144,136

Total Liabilities and Stockholders’ Investment	$166,987	$166,852

LCA-Vision Inc.
Consolidated Statements of Cash Flows
(Dollars in thousands)

	Years Ended December 31,
	2006	2005
Cash flow from operating activities:
Net income	$38,296	$31,653
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,453	7,636
Provision for loss on doubtful accounts	1,855	1,778
Deferred income taxes	(160)	3,002
Tax benefit on disqualified disposition of stock options	—	5,670
Stock-based compensation	5,665	—
Deferred compensation	1,567	1,354
Insurance reserve	2,323	1,272
Equity in earnings from unconsolidated affiliates	(746)	(328)
Changes in working capital:
Accounts receivables	(4,537)	(3,829)
Receivables from vendors	(103)	(2,130)
Prepaid expenses and other	(2,383)	(1,544)
Prepaid income taxes	1,208	(2,608)
Accounts payable	1,464	(1,723)
Income taxes payable	—	(254)
Accrued liabilities and other	630	1,111

Net cash provided by operations	53,532	41,060

Cash flows from investing activities:
Purchase of property and equipment	(9,656)	(10,748)
Purchase of investment securities	(308,943)	—
Proceeds from sale of investment securities	238,013	—
Distribution from minority equity investors	—	1,215
Deferred compensation plan	(1,521)	(1,382)
Other, net	119	170

Net cash (used in) investing activities	(81,988)	(10,745)

Cash flows from financing activities:
Principal payments of long-term note, debt and capital lease obligations	(2,795)	(1,140)
Shares repurchased for treasury stock	(51,816)	(2,209)
Tax benefits related to stock-based compensation	5,409	—
Exercise of stock options	5,528	4,884
Distribution paid to minority equity investors	(19)	—
Dividends paid to stockholders	(11,131)	(7,407)

Net cash (used in) financing activities	(54,824)	(5,872)

(Decrease) increase in cash and cash equivalents	(83,280)	24,443

Cash and cash equivalents at beginning of year	110,531	86,088

Cash and cash equivalents at end of year	$27,251	$110,531